Astec Industries, Inc.
News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER EARNINGS

CHATTANOOGA, Tenn. (April 25, 2011) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2011.

Revenues for the first quarter of 2011 were $230.2 million compared with $193.5 million for the first quarter of 2010 for a 19.0% increase.  Domestic sales grew 13.9% compared to the first quarter of 2010 and international sales grew 29.2% compared to the first quarter of 2010.  Domestic sales accounted for 64.1% and international sales for 35.9% of revenues during the first quarter of 2011 compared to 66.9% for domestic sales and 33.1% for international sales during the first quarter of 2010.  The Company reported net income attributable to controlling interest of $10.1 million for the first quarter of 2011 compared to $8.8 million for the first quarter of 2010 for an increase of 14.8%.   Earnings for the first quarter of 2011 were $0.44 per diluted share compared to $0.39 per diluted share for the first quarter of 2010 for a 12.8% increase.

The Company’s backlog at March 31, 2011 was $244.8 million compared to $134.8 million at March 31, 2010 for an 81.6% increase.  Domestic backlog increased 55.1% and international backlog increased 117.3%.

Consolidated financial information for the first quarter ended March 31, 2011 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “We were pleased with the results of the first quarter.  During this first quarter, we participated in the ConExpo show which is held once every three years.  While we incurred $2.7 million of selling expenses associated with ConExpo, we were particularly pleased with the attendance and attitudes of our customers at ConExpo.    Although we continue to face uncertainty in our domestic markets, the international markets continue to be very strong.”

Dr. Brock continued, “We ended our first quarter with a strong backlog and look forward to a strong second quarter.  Because of the Federal budget crisis, we do not expect Congress to pass a very robust highway bill.  We are adopting strategies to grow internationally, serve other expanding markets, and succeed without the support of a Federal highway bill.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 25, 2011, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Friday, May 6, 2011 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 371228.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s equipment and manufacturing operations are divided into four primary business groups:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  The Other Group contains wood processing equipment manufacturing and Australian distribution for several of the Astec companies as well as the parent company.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance in the second quarter of 2011, the effects on the Company from its backlog, the effects of the Federal budget crisis, the failure to adopt Federal Highway Bill and our efforts to grow our international business.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, tax and healthcare reform, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2010.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.

Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2011	2010
Assets
Current assets
Cash and cash equivalents	$80,171	$49,184
Receivables, net	100,221	83,221
Inventories	272,663	246,432
Prepaid expenses and other	21,173	20,448
Total current assets	474,228	399,285
Property and equipment, net	167,567	169,299
Other assets	35,025	34,624
Total assets	$676,820	$603,208
Liabilities and equity
Current liabilities
Accounts payable - trade	$52,124	$42,171
Other accrued liabilities	92,684	67,064
Total current liabilities	144,808	109,235
Other non-current liabilities	29,987	31,268
Total equity	502,025	462,705
Total liabilities and equity	$676,820	$603,208

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except shares and share data)
(unaudited)

	Three Months Ended Mar 31
	2011	2010
Net sales	$230,189	$193,454
Cost of sales	175,485	147,313
Gross profit	54,704	46,141
Selling, general, administrative & engineering expenses	39,489	32,718
Income from operations	15,215	13,423
Interest expense	36	123
Other income, net of expenses	406	488
Income before income taxes	15,585	13,788
Income taxes	5,427	4,956
Net income	10,158	8,832
Net income attributable to non-contolling interest	14	38
Net income attributable to controlling interest	$10,144	$8,794

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.45	$0.39
Diluted	$0.44	$0.39

Weighted average common shares outstanding
Basic	22,566,105	22,473,599
Diluted	22,919,430	22,767,460

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2011 and 2010
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2011 Revenues	73,754	78,853	49,955	11,667	15,960	230,189
2010 Revenues	70,061	58,919	42,082	8,927	13,465	193,454
Change $	3,693	19,934	7,873	2,740	2,495	36,735
Change %	5.3%	33.8%	18.7%	30.7%	18.5%	19.0%

2011 Gross Profit	19,228	18,749	13,440	123	3,164	54,704
2011 Gross Profit %	26.1%	23.8%	26.9%	1.1%	19.8%	23.8%
2010 Gross Profit (Loss)	20,207	13,187	10,510	(357)	2,594	46,141
2010 Gross Profit (Loss) %	28.8%	22.4%	25.0%	(4.0%)	19.3%	23.9%
Change	(979)	5,562	2,930	480	570	8,563

2011 Profit (Loss)	10,820	5,622	7,312	(3,849)	(8,500)	11,405
2010 Profit (Loss)	12,795	2,822	5,210	(3,542)	(7,510)	9,775
Change $	(1,975)	2,800	2,102	(307)	(990)	1,630
Change %	(15.4%)	99.2%	40.3%	(8.7%)	(13.2%)	16.7%

2011 ConExpo Expense	533	1,072	515	360	191	2,671

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2011	2010	Change $
Total profit for all segments	$11,405	$9,775	$1,630
Net income attributable to non-controlling interest in subsidiary	(14)	(38)	24
Elimination of intersegment profit	(1,247)	(943)	(304)
Net income attributable to controlling interest	$10,144	$8,794	$1,350

Astec Industries, Inc.
Backlog by Segment
March 31, 2011 and 2010
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2011 Backlog	111,515	92,308	19,911	13,300	7,774	244,808
2010 Backlog	70,464	41,176	13,509	5,096	4,593	134,838
Change $	41,051	51,132	6,402	8,204	3,181	109,970
Change %	58.3%	124.2%	47.4%	161.0%	69.3%	81.6%